Exhibit 10.2

ENTRUSTED MANAGEMENT AGREEMENT

AMONG

CHANGCHUN DECENS FOODS CO., LTD.

AND

JILIN FOODING FOODS GROUP CO., LTD.

AND

YAKUN SONG

AND

CHANGCHUN YAQIAO BUSINESS CONSULTING CO., LTD.

December 30, 2010

Entrusted Management Agreement

This Entrusted Management Agreement (the “Agreement”) is entered into as of December 30, 2010 among the following parties.

Party A

Changchun Decens Foods Co., Ltd., is a limited liability company which is incorporated and existing within the territory of the People’s Republic of China (“the PRC”) in accordance with the laws of the PRC. The registration number of its legal and valid business license is 22010201000035X and the legal registered address is No. 40-1 Dama Road, Nanguan District, Changchun City, Jilin Province, the PRC; (“Operating Entity”)

Party B

Jilin Fooding Foods Group Co., Ltd., is a limited liability company which is incorporated and existing within the territory of the PRC in accordance with the laws of the PRC. The registration number of its legal and valid business license is 2200002008563 and the legal registered address is No. 1 Jinshazhong Street, Chuanying Economy Development Zone, Changchun City, Jilin Province, the PRC;

Party C

Yakun Song, is a Chinese natural person with her identification number as 22020219640321062X; and

(Party B and Party C are hereinafter collectively referred to as “Operating Entity’s Shareholders”.)

Party D

Changchun Yaqiao Business Consulting Co., Limited, is a wholly-foreign owned enterprise which is incorporated and existing within the territory of the PRC in accordance with the laws of the PRC. The registration number of its legal and valid business license is 220101400002578 and its legal address is Unit 503, No. 83-7 Chongqing Road, Chaoyang District, Jilin Province, the PRC.

Whereas,

1.     Party B and Party C are the current shareholders of the Operating Entity and Party A desires to entrust Party D to manage and operate the Operating Entity; and

2.     Party D agrees to accept such entrustment and to manage the Operating Entity on behalf of Party A.

Therefore, in accordance with laws and regulations of the PRC, the parties agree as follows after friendly consultation based on the principle of equality and mutual benefit.

Article 1  Entrusted Management

1.1         Party A agrees to irrevocably entrust the management of the Operating Entity to Party D pursuant to the terms and conditions of this Agreement. Party D agrees to manage the Operating Entity in accordance with the terms and conditions of this Agreement.

1.2         The term of this Agreement (the “Entrusted Period”) shall be from the effective date of this Agreement to the earlier of the following:

(a)	the winding up of the Operating Entity;
(b)	the termination date of this Agreement to be determined by the parties hereto; or
(c)	the date on which Party D completes the acquisition of the Operating Entity in accordance with the Exclusive Option Agreement entered into among the parties as of December 30, 2010.

1.3         During the Entrusted Period, Party D shall be fully and exclusively responsible for the management of the Operating Entity. The management services include without limitation the following:

(a)
Party D shall be fully and exclusively responsible for the operation of the Operating Entity, which includes the right to appoint and dismiss directors and the right to hire managerial and administrative personnel etc. Party A, Operating Entity’s Shareholders or its voting proxies shall make shareholders’ resolutions and Board of Directors’ resolutions based on the decision of Party D.

(b)
Party D has the full and exclusive right to manage and control all cash flow and assets of Party A. Party A shall open an entrusted account or designate an existing account as an entrusted account. Party D has the full and exclusive right to decide the use of the funds in the entrusted account. The authorized signature of the account shall be appointed or confirmed by Party D. All of the funds of the Operating Entity shall be kept in this account, including but not limited to its existing working capital and purchase price received from selling its production equipment, inventory, raw materials and accounts receivable to Party D (if any), all payments of funds shall be disbursed through this entrusted account, including but not limited to the payment of all existing accounts payable and operating expenses, payment of employees salaries and purchase of assets, and all revenues from its operation shall be kept in this account.

(c)
Party D shall have the full and exclusive right to control and administrate the financial affairs and daily operation of the Operating Entity, such as execution and performance of contracts, and payment of taxes etc.

1.4         In consideration of the services provided by Party D hereunder, Party A shall pay the entrusted management fees on monthly basis to Party D which shall be equal to the earnings before income tax (if any) (“Earnings”) of the Operating Entity each month. The entrusted management fee shall be as follows: during the term of this Agreement, the entrusted management fee shall be equal to Operating Entity’s estimated Earnings, being the monthly revenues after deduction of operating costs, expenses and taxes other than income tax. If the Earnings are zero, the Operating Entity is not required to pay the entrusted management fee; if the Operating Entity sustains losses, all such losses will be carried over to the next month and deducted from the next month’s entrusted management fee. Both Parties shall calculate, and Party A shall pay, the monthly entrusted management fee within 20 days after the end of each month. The above monthly payment shall be adjusted after the end of each quarter but before the filing of tax return for such quarter (the “Quarterly Adjustment”), so as to make the before-income-tax profit of the Operating Entity of that quarter zero. In addition, the above monthly payment shall be adjusted after the end of each fiscal year but before the filing for the yearly tax return (the “Annual Adjustment”), so as to make the before-income-tax profit of the Operating Entity of that fiscal year zero.

Article 2 Rights and Obligations of the Parties

2.1         During the term of this Agreement, Party A’s and Operating Entity’s Shareholders’ rights and obligations include but not limited to:

(a)
to hand over the operation of the Operating Entity to Party D for entrusted management as of the effectiveness date of this Agreement and  hand over all of business materials together with the business license and corporate seal of the Operating Entity to Party D;

(b)	not to make any decision regarding Operating Entity’s operations without the prior written consent of Party D;

(c)	to have the right to know the business status of the Operating Entity at any time and provide proposals;

(d)	to assist Party D in carrying out the entrusted management in accordance with Party D’s request;

(e)
to perform its obligations pursuant to the Shareholders’ Voting Proxy Agreement, signed by and among Operating Entity’s Shareholders and Party D on December 30, 2010 (the “Shareholders’ Voting Proxy Agreement”) , and not to violate the said agreement;

(f)	not to intervene Party D’s management over the Operating Entity in any form by using shareholders’ powers;

(g)	not to entrust or grant their shareholders’ rights in the Operating Entity to any third party other than the person designated Party D without Party D’s written consent;

(h)	not to otherwise entrust any other third party other than Party D to manage the Operating Entity in any form without Party D’s prior written consent;

(i)	not to terminate this Agreement unilaterally for any reason whatsoever; or

(j)	to enjoy other rights and perform other obligations under this Agreement.

2.2         During the term of this Agreement, Party D’s rights and obligations include:

(a)	to enjoy the complete and exclusive right to manage the Operating Entity independently;

(b)	to enjoy all profits and bear losses arising from Operating Entity’s operations during the Entrusted Period;

(c)	to appoint directors of the Operating Entity;

(d)	to appoint the management personnel of the Operating Entity;

(e)	to convene shareholders’ meetings of the Operating Entity in accordance with the Shareholders’ Voting Proxy Agreement and sign resolutions of shareholders’ meetings; and

(f)	to enjoy other rights and perform other obligations under this Agreement.

Article 3 Representations and Warranties

The Parties hereto hereby make the following representations and warranties to each other as of the date of this Agreement that:

a)	each party has the right to enter into this Agreement and the ability to perform the same;

b)	the execution and delivery of this Agreement by each party have been duly authorized by all necessary corporate action;

c)	the execution of this Agreement by the officer or representative of each party has been duly authorized;

d)	each party has no reasons to its awareness that will prevent this Agreement from becoming a binding and effective agreement among the parties after execution;

e)	the execution and performance of the obligations under this Agreement will not violate any provision of the business license, articles of association or other similar documents of its own;

f)	each party has not violated any provision of the laws and regulations of the PRC or other governmental or regulatory authorities; and

g)	each party has not violated or breached any contract or agreement to which the party is a party or by which it is bound.

Article 4 Effectiveness

This Agreement shall take effect after it is duly executed by the authorized representatives of the parties hereto.

Article 5 Liability for Breach of Agreement

During the term of this Agreement, any violation of any provision herein by either party constitutes breach of contract and the breaching party shall compensate the non-breaching party for the damages and losses incurred as a result of such breach.

Article 6 Force Majeure

The failure of either party to perform all or part of the obligations under this Agreement due to force majeure shall not be deemed as breach of contract. The affected party shall present promptly valid evidence of such force majeure, and the failure of performance shall be settled through consultations between the parties hereto.

Article 7 Governing Law

The conclusion, validity, interpretation, and performance of this Agreement and the settlement of any dispute arising out of this Agreement shall be governed by the laws of the PRC.

Article 8 Settlement of Dispute

Any dispute under this Agreement shall be settled at first through friendly consultation between the parties hereto. In case no settlement can be reached through consultation, each party shall have the right to submit such disputes to the China International Economic and Trade Arbitration Commission for arbitration before a sole arbitrator in accordance with the commission’s then valid rules. The place of arbitration shall be in Beijing. The language of the arbitration shall be Chinese. The arbitral award shall be final and binding on the parties. The costs of arbitration shall be allocated as determined by the arbitrator.

Article 9 Confidentiality

9.1         The parties hereto agree to, and shall cause its employees or representatives who has access to and knowledge of the terms and conditions of this Agreement, to keep strict confidentiality and not to disclose any of these terms and conditions to any third party without the expressive requirements under law or request from judicial authorities or governmental departments or the written consent of the other parties, otherwise such party or personnel shall assume corresponding legal liabilities.

9.2         The obligations of confidentiality under Article 9.1 shall survive after the termination of this Agreement.

Article 10 Severability

10.1         Any provision of this Agreement that is invalid or unenforceable due to the laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof.

10.2         In the event of the foregoing paragraph, the parties hereto shall prepare supplemental agreement according to the original intention of the parties as soon as possible to replace the invalid provision through friendly consultation.

Article 11 Non-waiver of Rights

11.1         Any failure or delay by any party in exercising its rights under this Agreement shall not constitute a waiver of such right.

11.2         Any failure of any party to demand any other party to perform its obligations under this Agreement shall not be deemed as a waiver of its right to demand such other party to perform such obligations later.

11.3         If a party tolerates the non-performance by any other party of certain provisions under this Agreement, such toleration shall not be deemed to tolerate any future non-performance by such other party of the same provision.

Article 12 Non-transferability

Unless otherwise specified under this Agreement, Party A and Operating Entity’s Shareholders may neither assign nor delegate any of the rights or obligations under this Agreement to any third party nor can they provide any guarantee to any third party or carry out similar activities without the prior written consent from Party D. In avoidance of any doubt, Party D may assign or delegate a portion of or the whole rights and obligations under this Agreement to its designated party solely through a prior written notice in this regard to Party A and Operating Entity’s Shareholders.

Article 13 Miscellaneous

13.1   Any and all taxes arising from execution and performance of this Agreement and during the course of the entrusted management and operation shall be borne by the parties respectively pursuant to the provisions of laws and regulations.

13.2   Any amendment entered into by the parties hereto after the effectiveness of this Agreement shall be an integral part of this Agreement and have the same legal effect as part of this Agreement. In case of any discrepancy between the amendment and this Agreement, the amendment shall prevail. In case of several amendments, the amendment with the latest date shall prevail.

13.3   This Agreement is executed in Chinese and English in duplicates and both the English version and Chinese version shall have the same effect. Each of the original Chinese and English versions of this Agreement shall be executed in four copies. Each party shall hold one original for each version.

(This space intentionally left blank)

IN WITNESS HEREOF, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PARTY A: Changchun Decens Foods Co., Ltd.

(Signature and Seal):

Legal Representative/Authorized Representative: Yakun Song

PARTY B: Jilin Fooding Foods Group Co., Ltd.

(Signature and Seal):

Legal Representative/Authorized Representative: Xiu Zhang

PARTY C: Yakun Song

(Signature):

PARTY D: Changchun Yaqiao Business Consulting Co., Limited

(Signature and Seal):

Legal Representative/Authorized Representative: Yakun Song